Investor Contact: Maurice Carson, (650) 318-4700

Media Contact: Anna del Rosario, (650) 318-4500

For Release: June 14, 2010

ACTEL CORPORATION UPDATES SECOND QUARTER GUIDANCE

Mountain View, Calif. – June 14, 2010 – Actel Corporation (NASDAQ: ACTL) today announced that second quarter 2010 revenues are expected to come in at the low end of the previous guidance, which was up eight percent to 12 percent sequentially.

Gross margin is expected to be about 61 percent. The previous guidance was about 60 percent.

Operating expenses are anticipated to come in at approximately $27.8 million, which is unchanged from the previous guidance and excludes an estimated $2.0 million of stock-based compensation expense, $1.2 million of restructuring expenses, and $0.6 million associated with the acquisition of Pigeon Point Systems.

Other income is expected to be about $0.5 million, which is unchanged from the previous guidance.

The non-GAAP tax rate for the quarter is expected to be about 30 percent, which is unchanged from the previous guidance.

Outstanding fully diluted share count is expected to be about 26.5 million shares. The previous guidance was 26.4 million shares.

Forward-Looking Statements

The statements in the paragraphs above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. Actel’s projected revenues and operating results for the second quarter of 2010 are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as a failure to fully realize the projected results of the restructuring plan, fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. Actel undertakes no obligation to update any information contained in this press release.

About Actel
Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Actel, IGLOO, Actel Fusion, ProASIC, Libero, Pigeon Point and the associated logos are trademarks or registered trademarks of Actel Corporation. All other trademarks and service marks are the property of their respective owners.